                                                                    EXHIBIT 10.8

                             UNICCO SERVICE COMPANY
                                    USC, INC.
                         UNICCO SECURITY SERVICES, INC.
                  (f/k/a OGDEN ALLIED SECURITY SERVICES, INC.)
                        UNICCO GOVERNMENT SERVICES, INC.
           (f/k/a OGDEN ALLIED EASTERN STATES MAINTENANCE CORPORATION)


                             NOTE PURCHASE AGREEMENT

                            DATED AS OF JUNE 28, 1996

                             NOTE PURCHASE AGREEMENT

                            DATED AS OF JUNE 28, 1996

                                      INDEX

                                                                            Page

ARTICLE I ..............................................................      1

PURCHASE, SALE AND TERMS OF NOTES ......................................      1

   1.01.  The Notes ....................................................      1
   1.02.  Purchase and Sale of Notes ...................................      1
     (a)  The Closing ..................................................      1
     (b)  Commitment Fee ...............................................      2
     (c)  Use of Proceeds ..............................................      2
   1.03.  Payments and Endorsements ....................................      2
   1.04.  Redemptions ..................................................      2
     (a)  Required Redemptions .........................................      2
     (b)  Optional Redemptions Without Premium .........................      2
     (c)  Optional Redemptions With Premium ............................      2
     (d)  Notice of Redemptions; Pro Rata Redemptions ..................      3
   1.05.  Payment on Non-Business Days .................................      3
   1.06.  Registration, etc ............................................      3
   1.07.  Transfer and Exchange of Notes ...............................      3
   1.08.  Replacement of Notes .........................................      4
   1.09.  Subordination ................................................      4
     (a)  Payment of Senior Debt .......................................      4
     (b)  No Payment on Notes Under Certain Conditions .................      5
     (c)  Payments Held in Trust .......................................      5
     (d)  Subrogation ..................................................      5
     (e)  Scope of Section .............................................      5
     (f)  Survival of Rights ...........................................      6
     (g)  Amendment or Waiver ..........................................      6
     (h)  Senior Debt Defined ..........................................      6
     (i)  Subordination Agreement ......................................      6
   1.10.  Representations by the Purchaser .............................      7
   1.11.  Disclosure of Information by the Purchaser ...................      7

ARTICLE II .............................................................      7

CONDITIONS TO PURCHASER'S OBLIGATION ...................................      7

   2.01.  Representations and Warranties ...............................      7
   2.02.  Documentation at Closing .....................................      7
   2.03.  Other Transactions ...........................................      9


                                      (i)

                                                                            Page


ARTICLE III ............................................................      9

REPRESENTATIONS AND WARRANTIES .........................................      9

   3.01.  Organization and Standing ....................................      9
   3.02.  Corporate Action .............................................     10
   3.03.  Governmental Approvals .......................................     10
   3.04.  Litigation ...................................................     10
   3.05.  Compliance with Other Instruments ............................     11
   3.06.  Federal Reserve Regulations ..................................     11
   3.07.  Title to Assets, Patents .....................................     11
   3.08.  Financial Information ........................................     12
   3.09.  Taxes ........................................................     12
   3.10.  ERISA ........................................................     13
   3.11.  Transactions with Affiliates .................................     13
   3.12.  Assumptions or Guaranties of Indebtedness of Other Persons ...     13
   3.13.  Investments in Other Persons .................................     13
   3.14.  Equal Employment Opportunity .................................     13
   3.15.  Status of Notes as Qualified Investments .....................     14
   3.16.  Securities Act ...............................................     14
   3.17.  Disclosure ...................................................     14
   3.18.  No Brokers or Finders ........................................     15
   3.19.  Other Agreements of Officers .................................     15
   3.20.  Capitalization; Status of Capital Stock ......................     15
   3.21.  Labor Relations ..............................................     15
   3.22.  Insurance ....................................................     15
   3.23.  Books and Records ............................................     15
   3.24.  Foreign Corrupt Practices Act ................................     16
   3.25.  Assets Acquisition ...........................................     16
   3.26.  Solvency, Etc ................................................     16
   3.27.  Interdependence of the Companies .............................     16

ARTICLE IV .............................................................     17

COVENANTS OF THE COMPANIES .............................................     17

   4.01.  Affirmative Covenants Other Than Reporting Requirements ......     17
     (a)  Punctual Payment .............................................     17
     (b)  Payment of Taxes and Trade Debt ..............................     17
     (c)  Maintenance of Insurance .....................................     17
     (d)  Preservation of Corporate Existence ..........................     17
     (e)  Compliance with Laws .........................................     18
     (f)  Visitation Rights ............................................     18
     (g)  Keeping of Records and Books of Account ......................     18
     (h)  Maintenance of Properties, etc ...............................     18
     (i)  Compliance with ERISA ........................................     18
     (j)  Maintenance of Indebtedness Ratio ............................     18


                                      (ii)

                                                                            Page


     (k)  Maintenance of Fixed Charge Ratio ............................     19
     (l)  Foreign Corrupt Practices Act ................................     19
     (m)  Equal Employment Opportunity .................................     19
     (n)  Status of Notes as Qualified Investments .....................     20
     (o)  Compensation .................................................     20
   4.02.  Negative Covenants ...........................................     20
     (a)  Liens ........................................................     20
     (b)  Indebtedness .................................................     21
     (c)  Lease Obligations ............................................     21
     (d)  Assumptions or Guaranties of Indebtedness of Other Persons ...     22
     (e)  Mergers, Sale of Assets, etc .................................     22
     (f)  Investments in Other Persons .................................     22
     (g)  Distributions ................................................     23
     (h)  Dealings with Affiliates .....................................     24
     (i)  Maintenance of Ownership of Subsidiaries .....................     24
     (j)  Change in Nature of Business .................................     24
     (k)  Junior Subordinated Notes ....................................     24
   4.03.  Reporting Requirements .......................................     24

ARTICLE V ..............................................................     26

EVENTS OF DEFAULT ......................................................     26

   5.01.  Events of Default ............................................     26
   5.02.  Annulment of Defaults ........................................     27

ARTICLE VI .............................................................     28

DEFINITIONS AND ACCOUNTING TERMS .......................................     28

   6.01.  Certain Defined Terms ........................................     28
   6.02.  Accounting Terms .............................................     31

ARTICLE VII ............................................................     31

MISCELLANEOUS ..........................................................     31

   7.01.  No Waiver; Cumulative Remedies ...............................     31
   7.02.  Amendments, Waivers and Consents .............................     32
   7.03.  Addresses for Notices, etc ...................................     32
   7.04.  Costs, Expenses and Taxes ....................................     33
   7.05.  Binding Effect; Assignment ...................................     33
   7.06.  Survival of Representations and Warranties ...................     33
   7.07.  Prior Agreements .............................................     33
   7.08.  Severability .................................................     33
   7.09.  Governing Law ................................................     34
   7.10.  Headings .....................................................     34


                                     (iii)

                                                                            Page

   7.11.  Sealed Instrument ............................................     34
   7.12.  Counterparts .................................................     34
   7.13.  Further Assurances ...........................................     34


EXHIBITS

   1.01      Form of Promissory Notes
   3.01      Schedule of Affiliates
   3.04      Schedule of Litigation
   3.05      Schedule of Indebtedness
   3.07      Schedule of Mortgages, Pledges, etc.
   3.11      Schedule of Transactions with Affiliates
   3.15      Certificate re "Qualified Investments"
   3.20      Schedule of Capital Stock, Options and Other Rights


                                      (iv)

                             UNICCO SERVICE COMPANY
                                    USC, INC.
                         UNICCO SECURITY SERVICES, INC.
                  (f/k/a OGDEN ALLIED SECURITY SERVICES, INC.)
                        UNICCO GOVERNMENT SERVICES, INC.
           (f/k/a OGDEN ALLIED EASTERN STATES MAINTENANCE CORPORATION)
                                 4 COPLEY PLACE
                           BOSTON, MASSACHUSETTS 02116

                                                             AS OF JUNE 28, 1996

MASSACHUSETTS CAPITAL RESOURCE COMPANY
420 BOYLSTON STREET
BOSTON, MASSACHUSETTS  02116

RE:  PROMISSORY NOTES DUE 2001

GENTLEMEN:

         Unicco Service Company ("Unicco"), a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts, USC, Inc., a Massachusetts corporation, Unicco Security Services, Inc. (f/k/a Ogden Allied Security Services, Inc.), a Delaware corporation, and Unicco Government Services, Inc. (f/k/a Ogden Allied Eastern States Maintenance Corporation), a Delaware corporation(individually, a "Company" and collectively, the "Companies"), hereby, jointly and severally, agree with Massachusetts Capital Resource Company, a Massachusetts special purpose limited partnership (the "Purchaser") as follows:

                                    ARTICLE I
                        PURCHASE, SALE AND TERMS OF NOTES

         1.01. THE NOTES. The Companies have authorized the issuance and sale to the Purchaser of the Companies' Promissory Notes, due September 30, 2001, in the original principal amount of $5,000,000. The Promissory Notes shall be substantially in the form set forth in Exhibit 1.01 hereto and are herein referred to individually as a "Note" and collectively as the "Notes", which terms shall also include any notes delivered in exchange or replacement therefor.

         1.02. PURCHASE AND SALE OF NOTES.

               (a) THE CLOSING. The Companies agree to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase, the Notes for an aggregate purchase price of $5,000,000. Such purchase and sale shall take place at a closing (the "Closing") to be held at the office of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston,

Massachusetts, 02110, on June 28, 1996 at 1:00 P.M., or on such other date and at such time and place as may be mutually agreed upon. At the Closing the Companies will initially issue one Note, payable to the order of the Purchaser, in the principal amount of $5,000,000, against receipt by the Companies (or such payee as the Companies may direct) of a wire transfer in the amount of $5,000,000, in payment of the full purchase price for the Notes.

               (b) COMMITMENT FEE. At the Closing, the Companies will pay to the Purchaser, by check or wire transfer, a non-refundable commitment fee of Fifty Thousand Dollars ($50,000).

               (c) USE OF PROCEEDS. The Companies agree to use the full proceeds from the sale of the Notes solely to help fund the acquisition of assets referred to in Section 3.26 and for working capital and agree that full proceeds from the sale of the Notes will be utilized for purposes which increase or maintain equal opportunity employment in the Commonwealth of Massachusetts.

         1.03. PAYMENTS AND ENDORSEMENTS. Payments of principal, interest and premium, if any, on the Notes, shall be made directly by check duly mailed or delivered to the Purchaser at its address referred to in Section 7.03 hereof, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder of record shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.

         1.04. REDEMPTIONS.

               (a) REQUIRED REDEMPTIONS. On the stated or accelerated maturity date of the Notes, the Companies will redeem, without premium, the entire principal amount of the Notes then outstanding, together with all accrued and unpaid interest then due thereon. No optional redemption of less than all of the Notes shall affect the obligation of the Companies to make the redemption required by this subsection.

               (b) OPTIONAL REDEMPTIONS WITHOUT PREMIUM. The Companies may, at any time and from time to time, on and after July 1, 1999 (no optional redemptions being permitted prior to that date), redeem, without premium, up to $250,000 in principal amount of the Notes (in integral multiples of $50,000) in each calendar quarter, together with interest due on the amount so redeemed through the date of redemption. The right of redemption under this subsection 1.04(b) shall not be cumulative.

               (c) OPTIONAL REDEMPTIONS WITH PREMIUM. In addition to the redemptions of the Notes permitted under subsection 1.04(b), the Companies may at any time and from time to time, on and after July 1, 1999 (no redemptions under this subsection being permitted prior to that date), redeem all or any portion of the Notes not redeemed pursuant to subsection 1.04(b), in whole or in part, (in integral multiples of $50,000), together with interest due on the amount so redeemed through the date of redemption, and a premium equal to ten percent (10%) of the principal amount of the Notes so redeemed.

               (d) NOTICE OF REDEMPTIONS; PRO RATA REDEMPTIONS. Notice of any optional redemptions pursuant to subsections 1.04(b) or (c) shall be given to all registered holders of the Notes at least ten (10) business days prior to the date of such redemption. Each redemption of Notes pursuant to subsections 1.04(a), (b) or (c) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total principal amount of Notes being redeemed as the principal amount of Notes then held by such holder bears to the aggregate principal amount of the Notes then outstanding.

         1.05. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Massachusetts, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

         1.06. REGISTRATION, ETC. Unicco, on behalf of itself and each of the other Companies shall maintain at its principal office a register of the Notes and shall record therein the names and addresses of the registered holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes. No transfer of a Note shall be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to Unicco. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Companies and shall be dated the date to which interest has been paid on such Notes or Note. The registered holder of a Note shall be that Person in whose name the Note has been so registered by Unicco. A registered holder shall be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, shall be entitled to the principal, premium, if any, and interest evidenced by such Note free from all equities or rights of setoff or counterclaim between the Companies, or any of them, and the transferor of such registered holder or any previous registered holder of such Note.

         1.07. TRANSFER AND EXCHANGE OF NOTES. Subject to compliance with federal and applicable state securities laws, the registered holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of Unicco for transfer or exchange. Within a reasonable time after notice to Unicco from a registered holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such registered holder, the Companies shall issue in exchange therefor another Note or Notes, in such denominations as requested by the registered holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or registered assigns, as the registered holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

         1.08. REPLACEMENT OF NOTES. Upon receipt of evidence satisfactory to Unicco of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to Unicco, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Companies will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which Massachusetts Capital Resource Company, its nominee, or any of its partners is the registered holder is lost, stolen or destroyed, the affidavit of the President, Treasurer or any Assistant Treasurer of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Companies of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder's written agreement to indemnify the Companies.

         1.09. SUBORDINATION. Each Company, for itself, its successors and assigns, covenants and agrees, and the Purchaser and each successor holder of the Notes by his or its acceptance thereof, likewise covenants and agrees, that notwithstanding any other provision of this Agreement or the Notes, the payment of the principal of and interest on each and all of the Notes shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Debt (as hereinafter defined) at any time outstanding. The provisions of this Section 1.09 shall constitute a continuing representation to all Persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Debt, and such provisions are made for the benefit of the holders of Senior Debt, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against any Company or against the holder of any Note without the necessity of joining any Company as a party.

               (a) PAYMENT OF SENIOR DEBT. In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Companies or to their property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Companies or distribution or marshaling of its assets or any composition with creditors of the Companies, whether or not involving insolvency or bankruptcy, then and in any such event all Senior Debt shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of the Notes; and any such payment or distribution, except securities which are subordinated and junior in right of payment to the payment of all Senior Debt then outstanding on terms of substantially the same tenor as this
Section 1.09, which would, but for the provisions hereof, be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Debt (or their duly authorized representatives), in the proportions in which they hold the same, until all Senior Debt shall have been paid in full, and every holder of the Notes by becoming a holder thereof shall have designated and appointed the holder or holders of Senior Debt (and their duly authorized representatives) as his or its agents and attorney-in-fact to demand, sue for, collect and receive such Senior Debt holder's ratable share of all such payments and distributions and to file any necessary proof of claim therefor and to take all such other action in the name of the holders of the Notes or otherwise, as such Senior Debt holders (or their authorized representatives) may determine to be necessary or appropriate for the enforcement of this Section 1.09. The Purchaser and each successor holder of the Notes by its or his acceptance thereof agrees to execute, at the request of the Companies, a separate agreement with any holder of Senior Debt on the terms set forth in this Section 1.09, and to take all such other action as such holder or such holder's representative may request in order to enable such holder to enforce all claims upon or in respect of such holder's ratable share of the Notes.

               (b) NO PAYMENT ON NOTES UNDER CERTAIN CONDITIONS. In the event that any default occurs in the payment of the principal of or interest on any Senior Debt (whether as a result of the acceleration thereof by the holders of such Senior Debt or otherwise) and during the continuance of such default for a period up to ninety (90) days and thereafter if judicial proceedings shall have been instituted with respect to such defaulted payment, or (if a shorter period) until such payment has been made or such default has been cured or waived in writing by such holder of Senior Debt then and during the continuance of such event no payment of principal or interest on the Notes shall be made by the Companies or accepted by any holder of the Notes who has received notice from the Companies or from a holder of Senior Debt of such events.

               (c) PAYMENTS HELD IN TRUST. In case any payment or distribution shall be paid or delivered to any holder of the Notes before all Senior Debt shall have been paid in full, despite or in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Senior Debt (or their duly authorized representatives), until all Senior Debt shall have been paid in full.

               (d) SUBROGATION. Subject to the payment in full of all Senior Debt and until the Notes shall be paid in full, the holders of the Notes shall be subrogated to the rights of the holders of Senior Debt (to the extent of payments or distributions previously made to such holders of Senior Debt pursuant to the provisions of subsections (a) and (c) of this Section 1.09) to receive payments or distributions of assets of the Companies applicable to the Senior Debt. No such payments or distributions applicable to the Senior Debt shall, as between the Companies and their creditors, other than the holders of Senior Debt and the holders of the Notes, be deemed to be a payment by the Companies to or on account of the Notes; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Debt to which the holders of the Notes would be entitled except for the provisions of this
Section 1.09 shall, as between the Companies and their creditors, other than the holders of Senior Debt and the holders of the Notes, be deemed to be a payment by the Companies to or on account of the Senior Debt.

               (e) SCOPE OF SECTION. The provisions of this Section 1.09 are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of the Senior Debt, on the other hand. Nothing contained in this Section 1.09 or elsewhere in this Agreement or the Notes is intended to or shall impair, as between the Companies, their creditors other than the holders of Senior Debt, and the holders of the Notes, the obligation of the Companies, which is unconditional and absolute, to pay to the holders of the

Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holders of the Notes and creditors of the Companies other than the holders of the Senior Debt, nor shall anything herein or therein prevent the holder of any Note from accepting any payment with respect to such Note or exercising all remedies otherwise permitted by applicable law upon default under such Note, subject to the rights, if any, under this Section 1.09 of the holders of Senior Debt in respect of cash, property or securities of the Companies received by the holders of the Notes.

               (f) SURVIVAL OF RIGHTS. The right of any present or future holder of Senior Debt to enforce subordination of the Notes pursuant to the provisions of this Section 1.09 shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Companies or any such holder of Senior Debt, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Debt or by noncompliance by the Companies with the terms of such subordination regardless of any knowledge thereof such holder may have or otherwise be charged with.

               (g) AMENDMENT OR WAIVER. The provisions of this Section 1.09 may not be amended or waived in any manner which is detrimental to any Senior Debt without the consent of the holders of all then existing Senior Debt.

               (h) SENIOR DEBT DEFINED. The term "Senior Debt" shall mean (i) all Indebtedness of the Companies for money borrowed from banks or other institutional lenders, including any extension or renewals or refinancings thereof, whether outstanding on the date hereof or thereafter created or incurred, which is not by its terms subordinate and junior to or on a parity with the Notes and which is permitted hereby at the time it is created or incurred, and (ii) all guaranties by the Companies which are not by their terms subordinate and junior to or on a parity with the Notes and which are permitted hereby at the time they are made, of Indebtedness of any Affiliate if such Indebtedness would have been Senior Debt pursuant to the provisions of clause
(i) of this sentence had it been Indebtedness of the Companies; provided, however, that the sum of all such Senior Debt under clauses (i) and (ii) shall not exceed the principal amount of $110,000,000 at any one time outstanding . In making any loans which are (or the guaranties of which are) intended to be Senior Debt, the lenders or purchasers shall be entitled to rely as to the fact that such Indebtedness or guaranty is permitted hereby upon a certificate by the Companies' chief financial officers purporting to show such Indebtedness or guaranty will not result in the Companies' failure to comply with the provisions of Article IV hereof as of the date of the loan or guarantee.

               (i) SUBORDINATION AGREEMENT Notwithstanding this Section 1.09, the terms and conditions of that certain Subordination Agreement of even date herewith by and among the Purchaser, the Companies, The First National Bank of Boston and Fleet National Bank shall be deemed to supersede and replace all of the provisions of this Section 1.09 for as long as such Subordination Agreement shall be in full force and effect.

         1.10. REPRESENTATIONS BY THE PURCHASER. The Purchaser represents that:
(i) it is its present intention to acquire the Notes for its own account and that the Notes are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the property of the Purchaser shall at all times be within its control; and (ii) the Purchaser has taken all necessary partnership action to authorize the acquisition by it of the Notes. The acquisition by the Purchaser of the Notes shall constitute a confirmation of this representation.

         1.11. DISCLOSURE OF INFORMATION BY THE PURCHASER. Each Company understands that the Purchaser is a special purpose limited partnership organized under Chapter 109 of the General Laws of the Commonwealth of Massachusetts and Chapter 816 of the Acts and Resolves of 1977 of the Commonwealth of Massachusetts (the "Capital Resource Company Act"), and as such, in accordance with such provisions, the Purchaser, in order to obtain certain benefits for itself and its partners, is required to file certain reports and otherwise disclose information relating to the business, financial affairs, and future prospects of the Companies and their affiliates (as defined in the aforesaid legislation) with the Clerk of the Senate and the Clerk of the House of Representatives of the General Court of the Commonwealth of Massachusetts, the Secretary of Manpower Affairs, the Commissioner of Insurance and the Department of Revenue of the Commonwealth of Massachusetts, and that such reports and other information may constitute "public records" within the purview of Section 7 of Chapter 4 of the General Laws of the Commonwealth of Massachusetts. In addition, information relating to the business, financial affairs and future prospects of the Companies and their affiliates must be disclosed to others in order to obtain independent confirmation that financing on substantially similar terms to financing provided pursuant to this Agreement was not elsewhere available to the Companies. Each Company hereby authorizes the Purchaser to disclose all such information relating to the business, financial affairs and future prospects of the Companies and their affiliates as has been or may in the future be presented to the Purchaser to all such persons as the Purchaser in good faith deems necessary or appropriate in order to fulfill its obligations under the Capital Resource Company Act.

                                   ARTICLE II

                      CONDITIONS TO PURCHASER'S OBLIGATION

         The obligation of the Purchaser to purchase and pay for the Notes at the Closing is subject to the following conditions:

         2.01. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in Article III hereof shall be true on the date of the Closing.

         2.02. DOCUMENTATION AT CLOSING. The Purchaser shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchaser and its counsel:

               (a) A Limited Recourse Guarantee, in favor of the Purchaser, shall have been executed and delivered to the Purchaser by each of Steven C. Kletjian and Unicco Facility Services Canada Company, a Nova Scotia unlimited liability company ("U-Canada"), each such Limited Recourse Guarantee to be in form and substance acceptable to the Purchaser.

               (b) A Pledge Agreement between the Purchaser and Steven C. Kletjian granting the Purchaser a second priority and recourse pledge in all of the shares of any class of capital stock of Ashmont Insurance Company Limited, a Bermuda exempted company ("Ashmont"), now or hereafter owned by Steven C. Kletjian, shall have been executed and delivered to the Purchaser, such Pledge Agreement to be in form and substance acceptable to the Purchaser.

               (c) A certified copy of all charter documents of each Company; a certified copy of the resolutions of the Trustees or directors, as the case may be, and, to the extent required, the stockholders of each Company evidencing approval of this Agreement, the Notes and other matters contemplated hereby; a certified copy of the By-laws, if any, of each Company; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the Notes.

               (d) A favorable opinion of Posternak, Blankstein & Lund, L.L.P., counsel for each Company and for Steven C. Kletjian, in form and substance satisfactory to the Purchaser, and a favorable opinion of counsel for U-Canada, in form and substance satisfactory to the Purchaser..

               (e) A certificate of the Secretary or Clerk or an Assistant Secretary or Assistant Clerk of each Company which shall certify the names of the officers of such Company, authorized to sign this Agreement, the Notes and the other documents or certificates to be delivered pursuant to this Agreement by such Company, or any of its officers, together with the true signatures of such officers. The Purchaser may conclusively rely on such certificates until it shall receive a further certificate of the Secretary or Clerk or an Assistant Secretary or Assistant Clerk of such Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

               (f) A certificate from a duly authorized officer of each Company stating that: (i) the representations and warranties of the Companies contained in Article III hereof and otherwise made by the Companies in writing in connection with the transactions contemplated hereby are true and correct, (ii) all of the transactions set forth in Section 2.03 have been consummated and
(iii) no condition or event has occurred or is continuing or will result from execution and delivery of this Agreement or the Notes which constitute an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

               (g) A certificate, in the form attached as Exhibit 3.15 hereto, shall have been executed and delivered by a duly authorized officer of each Company.

               (h) Payment for the costs, expenses, taxes and filing fees identified in Section 7.04 as to which the Purchaser gives Unicco notice prior to the Closing.

         2.03. OTHER TRANSACTIONS. On or prior to the Closing, each of the following transactions shall have been consummated:

               (a) The closing under the Asset Purchase Agreement described in
Section 3.26 shall have been consummated and the Companies shall have acquired all of the rights, title and interest in and to all of the assets to be acquired by them in accordance with the Asset Purchase Agreement as described therein.

               (b) The Companies shall have:

                   (i) consummated a revolving line of credit with The First National Bank of Boston and Fleet National Bank for a sum of not less than an aggregate of $48,000,000, such line of credit to be in form and substance reasonably satisfactory to the Purchaser; and

                  (ii) consummated term loans with The First National Bank of Boston and Fleet National Bank for a sum of not less than an aggregate of $42,000,000, such term loans to be in form and substance reasonably satisfactory to the Purchaser; and

                 (iii) received a sum of not less than $3,000,000 by way of a capital contribution or Shareholder Subordinated Debt (which is subordinated, on terms and conditions acceptable to the Purchaser, to the Notes) from the existing shareholders of Unicco and/or Ashmont.

               (c) Unicco and each seller under the Asset Purchase Agreement described in Section 3.26 who receives a promissory note of Unicco in connection with the payment of the purchase price thereunder (collectively, the "Junior Subordinated Notes") shall have entered into a Subordination Agreement with the Purchaser, such Subordination Agreement to be in form and substance satisfactory to the Purchaser and the original aggregate principal of such Junior Subordinated Notes to be in a sum of not less than $12,000,000, as may be reduced pursuant to the adjustment mechanism provided by Section 1.03(b) of such Asset Purchase Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         The Companies, jointly and severally, represent and warrant (which representations and warranties give effect to the consummation of the transactions described in Section 2.03 hereof) as follows:

         3.01. ORGANIZATION AND STANDING. Each Company is a duly organized and validly existing business trust or corporation in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. Unicco has no Subsidiaries, other than a seventy nine percent (79%) equity interest in U-Canada. Each Company is duly licensed or qualified and in good standing as a foreign trust or corporation, as the case may be, authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Companies as a whole. Attached hereto as Exhibit 3.01 is a schedule which correctly identifies the Affiliates of the Companies as of the date hereof and shows with respect to each Affiliate its jurisdiction of incorporation. All of the outstanding capital stock of each Affiliate has been duly authorized and validly issued, is fully paid and nonassessable, and is owned beneficially and of record by the Persons indicated in Exhibit 3.01, free and clear of any lien, right, encumbrance or restriction of any nature, including, without limitation, any lien, right, encumbrance or restriction on transfer.

         3.02. CORPORATE ACTION. Each Company has all necessary power and has taken all action required to make all the provisions of this Agreement, the Notes and any other agreements and instruments executed in connection herewith and therewith the valid and enforceable obligations they purport to be. The issuance of the Notes is not subject to preemptive or other similar statutory or contractual rights and will not conflict with any provisions of any agreement or instrument to which any Company or any Affiliate is a party or by which it is bound.

         3.03. GOVERNMENTAL APPROVALS. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by any Company of, or for the performance by it of its obligations under, this Agreement or the Notes, except as shall be obtained on or prior to the Closing.

         3.04. LITIGATION. Except as set forth in Exhibit 3.04, there is no litigation or governmental proceeding or investigation pending or, to the best of the knowledge of any Company, threatened against any Company or any Affiliate affecting any of its properties or assets, or against any officer, key employee or principal stockholder of any Company or any Affiliate where such litigation, proceeding or investigation, either individually or in the aggregate, would have a material adverse effect on the Companies and the Affiliates taken as a whole, nor, to the best of the knowledge of any Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted. No Company or Affiliate, nor, to the best of the knowledge of any Company, any officer or key employee of any Company or any Affiliate, or principal stockholder of any Company or any Affiliate, is in default with respect to any material order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency known to any Company to be affecting any Company or any Affiliate. There are no actions or proceedings pending or threatened (or any basis therefor known to any Company) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Companies and the Affiliates as a whole or in any of their properties or assets, or which might call into question the validity of this Agreement or the Notes or any action taken or to be taken pursuant hereto or thereto.

         3.05. COMPLIANCE WITH OTHER INSTRUMENTS. Each Company and each Affiliate is in compliance in all respects with the terms and provisions of this Agreement and of its charter and by-laws and in all material respects with the terms and provisions of the mortgages, indentures, leases, agreements and other instruments and, to the knowledge of each Company, of all judgments, decrees, governmental orders, statutes, rules and regulations by which it is bound or to which its properties or assets are subject. There is no term or provision in any of the foregoing documents and instruments which materially adversely affects the business, assets or financial condition of any Company or any Affiliate. Neither the execution and delivery of this Agreement or the Notes, nor the consummation of any transactions contemplated hereby or thereby has constituted or resulted in or will constitute or result in a default or violation of any term or provision in any of the foregoing documents or instruments. A schedule of Indebtedness of the Companies and each Affiliate for borrowed money (including lease obligations required to be capitalized in accordance with applicable Statements of Financial Accounting Standards) is attached as Exhibit 3.05.

         3.06. FEDERAL RESERVE REGULATIONS. No Company or Affiliate is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

         3.07. TITLE TO ASSETS, PATENTS. Except as is set forth in Exhibit 3.07, each Company and each Affiliate has good and clear record and marketable title in fee to such of its fixed assets as are owned real property, and good and merchantable title to all of its other assets, now carried on its books including those reflected in the most recent combined/consolidated balance sheet of each Company and its Affiliates delivered to the Purchaser pursuant to
Section 3.08 since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business) free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as would not have a material adverse effect on the Companies and the Affiliates as a whole. Except as set forth on Exhibit 3.07, each Company and each Affiliate enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. Each Company and each Affiliate owns or has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict in any material way with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others. No Company or Affiliate has any obligation to compensate any Person for the use of any such patents or such rights nor has any Company or any Affiliate granted to any Person any license or other rights to use in any manner any of such patents or such rights of any Company or any Affiliate.

         3.08. FINANCIAL INFORMATION. The Companies have furnished to the Purchaser Unicco's financial statements for the two years ended June 26, 1994 and June 25, 1995, certified by Arthur Andersen LLP and for the ten-month period ended April 30, 1996, being unaudited and subject to year-end adjustments consisting of normal recurring items which will not be material in the aggregate. The financial statements of Unicco so delivered present fairly the financial position of Unicco as at the dates thereof and its results of operations for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles consistently applied Since the date of said Unicco certified financial statements, (i) there has been no material adverse change in the business, assets or condition, financial or otherwise, operations or prospects, of Unicco; (ii) neither the business, condition, operations or prospects of Unicco nor any of its properties or assets has been materially adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iii) Unicco has not entered into any material transaction or made any distribution on its capital stock. The Companies have also furnished to the Purchaser the consolidated and consolidating balance sheet of the Asset Sellers as of December 31, 1995 and the consolidated and consolidating statements of income, changes in stockholders' equity and cash flow of such Asset Sellers for the fiscal year then ended and related footnotes, reviewed by Arthur Andersen in a separate due diligence report provided to the Purchaser. The Companies have also furnished to the Purchaser the consolidated and consolidating balance sheet of the Asset Sellers as of March 31, 1996 and the consolidated and consolidating statements of income, changes in stockholders' equity and cash flow of such Asset Sellers for the fiscal quarter then ended, certified by the principal financial officer of such Asset Sellers, but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. The Companies have also furnished to the Purchaser the unaudited pro forma consolidated and consolidating balance sheet of the Companies as at the date of the Closing and its related unaudited consolidated and consolidating statements of income, changes in stockholders' equity and cash flow for the period ending on the date of the Closing, prepared as if this Agreement and all of the transactions set forth in Section 2.03 had occurred as of the date of the Closing. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of each Company and the Asset Sellers as of such dates and the results of the operations of each Company and the Asset Sellers for such periods. There are no liabilities, contingent or otherwise, not disclosed in any of the foregoing financial statements or in the notes thereto that could, together with all such other liabilities, materially adversely effect the financial condition of the Companies as a whole, nor do the Companies have any reasonable grounds to know of any such liability.

         3.09. TAXES. Except as would not have a material adverse effect on the Companies and the Affiliates as a whole, or as to taxes being contested in good faith, each Company and each Affiliate has accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by it, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. No Company knows of any additional assessments or adjustments pending or threatened against any Company or any Affiliate for any period, or of any basis for any such assessment or adjustment.

         3.10. ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by any Company or any Affiliate, which is subject to part 3 of Subtitle B of Title I of The Employee Retirement Income Security Act of 1974, as amended ("ERISA") had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by any Company or any of its Subsidiaries.

         3.11. TRANSACTIONS WITH AFFILIATES. Except as set forth in Exhibit 3.11, there are no loans, leases, royalty agreements or other continuing transactions between any Company or any Affiliate and any Person owning five percent (5%) or more of any class of capital stock of any Company or any Affiliate or other entity controlled by such stockholder or a member of such stockholder's family.

         3.12. ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. Except as contemplated under the Senior Debt, this Agreement or the Junior Subordinated Notes, no Company or Affiliate has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person.

         3.13. INVESTMENTS IN OTHER PERSONS. No Company or Affiliate has made any loan for money borrowed to any Person which is outstanding on the date of this Agreement, nor is any Company or any Affiliate obligated or committed to make any such loan, nor does any Company or any Affiliate own any capital stock or assets comprising the business of, obligations of, or any interest in, any Person, except as is described or referenced in this Agreement.

         3.14. EQUAL EMPLOYMENT OPPORTUNITY. Each Company has reviewed its employment practices and policies and those of each Affiliate and, to the best of its knowledge, each Company and each Affiliate is in full compliance with (a) all applicable laws of the United States, of the Commonwealth of Massachusetts and of each other applicable jurisdiction, relating to equal employment opportunity (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Section 000e-17), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Sections 621-634), the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)), and any rules, regulations and administrative orders and Executive Orders relating thereto; Mass. Gen. Laws. c. 151B, Mass. Gen. Laws c. 149 Section 24A et seq. and Section 105A et seq., and any rules or regulations relating thereto; and (b) the applicable terms, relating to equal employment opportunity, of any contract, agreement or grant any Company or any Affiliate has with, from, or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit ("Government Contract"), including, without limitation, any terms required pursuant to Federal Executive Order No. 11246 and Massachusetts Executive Order No. 74 (both as amended). To the best of each Company's knowledge, it and each Affiliate has kept all records required to be kept, and has filed all reports, affirmative action plans and forms (including, without limitation and where applicable, Form EEO-1) required to be filed pursuant to any such applicable law or the terms of any such Government Contract. No

Company or Affiliate has been subject to any adverse final determination or order, with respect to any charge of employment discrimination made against it, by the United States Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other governmental unit (including, without limitation, any such governmental unit with which it has a Government Contract), and no Company or Affiliate is presently, to the best of the Companies' knowledge, subject to any formal proceedings before, or investigations by, such commissions or governmental units, except as is set forth in Exhibit 3.04 or as would not have a material adverse effect on the Companies and the Affiliates as a whole.

         3.15. STATUS OF NOTES AS QUALIFIED INVESTMENTS. Each Company has duly authorized the execution and delivery to the Purchaser, by Unicco, on its behalf and on behalf of all of the other Companies, of the certificate attached as
Exhibit 3.15 hereto, setting forth such statements, information and related data as are necessary to permit the Purchaser to determine and demonstrate that the Notes issued pursuant to this Agreement will constitute "qualified investments" within the meaning of that term as set forth in the Capital Resource Company Act and that the full proceeds of the Notes will be used for purposes which will materially increase or maintain equal opportunity employment in the Commonwealth of Massachusetts. All such statements, information and related data presented in such certificate as are not based on estimates and projections of future events are true and correct as of the date of such certificate and all such statements, information and related data based upon estimates or projections of future events have been carefully considered and prepared on behalf of each Company.

         3.16. SECURITIES ACT. No Company nor anyone acting on their behalf has offered any of the Notes or similar securities, or solicited any offers to purchase or made any attempt by preliminary conversation or negotiations to dispose of the Notes or similar securities, to any Person, other than the Purchaser or the institutions described in Exhibit 3.15. No Company nor anyone acting on their behalf has offered or will offer to sell the Notes or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Notes under the registration provisions of the Securities Act.

         3.17. DISCLOSURE. Neither this Agreement, the financial statements referred to in Section 3.08, the Certificate set forth as Exhibit 3.15 hereof, nor any other agreement, document, certificate or written statement furnished to the Purchaser or its counsel by or on behalf of any Company or any Affiliate in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of any Company or any of its executive officers which has not been disclosed herein or in writing by them to the Purchaser and which materially adversely affects, or in the future in their opinion may, insofar as they can now foresee, materially adversely affect the business, properties, assets or condition, financial or otherwise, of the Companies and the Affiliates as a whole, except for general economic or industry conditions known to the public. Without limiting the foregoing, no Company has any knowledge or belief that there exists, or there is pending or planned, any patent, invention, device, application or principle or any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, or the operations of any Company or any Affiliate.

         3.18. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon any Company or any Affiliate for any commission, fee or other compensation as a finder or broker because of any act or omission by any Company or any Affiliate or any agent of any Company or any Affiliate.

         3.19. OTHER AGREEMENTS OF OFFICERS. To the best of the knowledge of each Company, no officer or key employee of any Company or any Affiliate is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which materially and adversely affects, or in the future may (so far as any Company can reasonably foresee) materially and adversely affect, the business or operations of any Company or any Affiliate or the right of any such person to participate in the affairs of any Company or any Affiliate. To the best of the knowledge of any Company, no officer or key employee has any present intention of terminating his employment with any Company or any Affiliate and no Company or Affiliate has any present intention of terminating any such agreement, except that officers and key employees of the Asset Sellers are under no obligation to Unicco and Unicco makes no representation herein as to their continued employment.

         3.20. CAPITALIZATION; STATUS OF CAPITAL STOCK. Unicco has a total authorized, issued and outstanding capitalization consisting of 1,093 common shares of beneficial interest, of which 1,054 are issued and outstanding and 39 are held as Treasury shares. A complete list of the outstanding common shares of Unicco and the names in which such common shares are registered is set forth in
Exhibit 3.20 hereto. All the outstanding common shares of Unicco have been duly authorized, are validly issued and are fully paid and nonassessable. The ownership of the outstanding capital stock of the each Company, other than Unicco, is set forth on Exhibit 3.01 hereto.

         3.21. LABOR RELATIONS. Except as is set forth on Exhibit 3.04, there are no unfair labor practice charges, pending trials with respect to unfair labor practice charges, pending material grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board against any Company or any Affiliate which would have a material adverse effect on the Companies and the Affiliates as whole. Furthermore, to the best of the knowledge of each Company, relations with employees of each Company and each Affiliate are good and there is no reason to believe that any labor difficulties will arise in the foreseeable future.

         3.22. INSURANCE. Each Company and each Affiliate carries insurance covering its properties and business adequate and customary for the type and scope of the properties and business, but in any event in amounts sufficient to prevent any Company or any Affiliate from becoming a co-insurer.

         3.23. BOOKS AND RECORDS. The books of account, ledgers, order books, records and documents of each Company and each Affiliate accurately and completely reflect all material information relating to the business of each Company and each Affiliate, the nature, acquisition, maintenance, location and collection of the assets of each Company and each Affiliate, and the nature of all transactions giving rise to the obligations or accounts receivable of each Company and each Affiliate.

         3.24. FOREIGN CORRUPT PRACTICES ACT. The Companies have reviewed their practices and policies and that of each Affiliate and to the best of their knowledge and belief neither they nor any Affiliate is engaged, nor has any officer, director, employee or agent of any Company or any Affiliate engaged, in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder.

         3.25. ASSETS ACQUISITION. The Purchase Agreement, dated as of May 3, 1996, as amended, among Ogden Entertainment Services, Inc., Ogden Facility Services, Inc. and the other related entities named therein (collectively, the "Asset Sellers") and Unicco (the "Asset Purchase Agreement") has been duly authorized, executed and delivered by Unicco and the Asset Sellers and constitutes the legal, valid and binding obligation of Unicco and the Asset Sellers, enforceable in accordance with its terms, and the closing pursuant to the Asset Purchase Agreement has occurred or will occur concurrently with the Closing, and the Companies have acquired all of the rights, title and interest in and to all of the assets to be acquired by them in accordance with the Asset Purchase Agreement. All of the conditions provided for in the Asset Purchase Agreement to occur prior to or simultaneously with the closing thereunder have occurred or been waived. All of the representations and warranties of Unicco and, to the best of the knowledge of Unicco, of the Asset Sellers, contained in the Asset Purchase Agreement, including the schedules and exhibits thereto, were, at the time of the closing, true and correct in all material respects. Unicco has delivered to the Purchaser a true, correct and complete copy of the Asset Purchase Agreement and any and all amendments, exhibits and schedules thereto.

         3.26. SOLVENCY, ETC. After giving effect to the consummation of all of the transactions contemplated in this Agreement, including, without limitation, all of the transactions contemplated by Section 2.03, the Companies (a) will be able to pay their debts as they become due and (b) will have funds and capital sufficient to carry on their business and all businesses in which they are about to engage; and (c) will have assets (both tangible and intangible) having a present fair salable value in excess of the amount required to pay the probable liability on their then existing debts (whether matured or unmatured, liquidated or unliquidated, absolute fixed or contingent).The Companies will not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated herein, including the consummation of each of the transactions contemplated by
Section 2.03.

         3.27. INTERDEPENDENCE OF THE COMPANIES. In order to induce the Purchaser to enter into this Agreement and purchase the Notes, each Company represents and warrants as follows:

               (a) the business of each Company shall benefit from the successful performance of the business of each other Company and the Companies as a whole;

               (b) each Company has cooperated to the extent necessary and shall continue to cooperate with each other Company to the extent necessary in the development and conduct of each other Company's business and shall, to the extent necessary, share and participate in the formulation of methods of operation, distribution, leasing, inventory control and other similar business matters essential to each such Company's business; and

               (c) the failure of any Company to cooperate with all other Companies in the conduct of their respective businesses shall have an adverse impact on the business of each other Company, and the failure of such Company to associate or cooperate with all other Companies is reasonably likely to impair the goodwill of such Company and all other Companies as a group.

                                   ARTICLE IV

                           COVENANTS OF THE COMPANIES

         4.01. AFFIRMATIVE COVENANTS OTHER THAN REPORTING REQUIREMENTS. Without limiting any other covenants and provisions hereof, the Companies, jointly and severally, covenant and agree that, as long as any of the Notes are outstanding, they will perform and observe the following covenants and provisions and will cause each Affiliate to perform and observe such of the following covenants and provisions as are applicable to such Affiliate:

               (a) PUNCTUAL PAYMENT. Pay the principal of, premium, if any, and interest on each of the Notes at the times and place and in the manner provided in the Notes and herein.

               (b) PAYMENT OF TAXES AND TRADE DEBT. Pay and discharge, and cause each Affiliate to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto which, if unpaid, might become a lien or charge upon any properties of any Company or any Affiliate, provided that no Company or Affiliate shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if such Company or Affiliate concerned shall have set aside on its books adequate reserves with respect thereto. Pay and cause each Affiliate to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of any Company or any Affiliates, in the ordinary course, except such as are being contested in good faith and by appropriate proceedings if such Company or Affiliate concerned shall have set aside on its books adequate reserves with respect thereto.

               (c) MAINTENANCE OF INSURANCE. Maintain, and cause each Affiliate to maintain, insurance with responsible and reputable insurance companies or associations in such amounts, with such deductibles and exclusions, and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Company or such Affiliate operates, but in any event in amounts sufficient to prevent such Company or such Affiliate from becoming a co-insurer.

               (d) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain, and cause each Affiliate to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Affiliate to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties; provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 4.02(e). Preserve and maintain, and cause each Affiliate to preserve and maintain, all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business.

               (e) COMPLIANCE WITH LAWS. Comply, and cause each Affiliate to comply, with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect their business or condition, financial or other, taken as a whole.

               (f) VISITATION RIGHTS. At any reasonable time and from time to time, and upon prior notice, permit the Purchaser or any agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, any Company and any Affiliate, and to discuss the affairs, finances and accounts of any Company and any Affiliate with any of their officers or directors and independent accountants.

               (g) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep, and cause each Affiliate to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of such Company and such Affiliate, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

               (h) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each Affiliate to maintain and preserve, all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted, except for insured casualty losses beyond the Companies' control.

               (i) COMPLIANCE WITH ERISA. Comply, and cause each Affiliate to comply, with all minimum funding requirements applicable to any pension or other employee benefit or employee contribution plans which are subject to ERISA or to the Internal Revenue Code of 1986, as amended (the "Code"), and comply, and cause each Affiliate to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. No Company or Affiliate will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of any Company or any Affiliate.

               (j) MAINTENANCE OF FUNDED DEBT RATIO. Maintain a ratio of Funded Debt to EBITDA of not more than the ratio set forth below for the period indicated:

                                              PERIOD
                           ---------------------------------------------
          Ratio            Commencing On                  Through
          -----            -------------                  -------

          5.0 to 1         July 1, 1996               September 30, 1996
          5.0 to 1         July 1, 1996               December 31, 1996
          4.75 to 1        July 1, 1996               March 31, 1997
          4.75 to 1        July 1, 1996               June 30, 1997
          4.5 to 1         July 1, 1997               September 30, 1997
          4.5 to 1         July 1, 1997               December 31, 1997
          4.25 to 1        January 1, 1998            March 31, 1998
          4.25 to 1        January 1, 1998            June 30, 1998;

and not more that 4.0 to 1 for each period of one, two, three and four consecutive fiscal quarters thereafter.

For the purposes of determining the Funded Debt ratio, EBITDA for any period above through and including the period ending June 30, 1997 which consists of:
(i) one (1) fiscal quarter shall be determined by multiplying EBITDA for the fiscal quarter then ended by four (4); (ii) two (2) fiscal quarters shall be determined by multiplying EBITDA for the two fiscal quarters then ended by two
(2); (iii) three (3) fiscal quarters shall be determined by multiplying EBITDA for the three fiscal quarters then ended by 1.33; and (iv) four (4) fiscal quarters shall be determined by multiplying EBITDA for the four fiscal quarters then ended by 1. For any period above ending on or after September 30, 1997, the Funded Debt ratio shall be based upon the EBITDA for the four (4) consecutive fiscal quarters then ended.

               (k) MAINTENANCE OF CASH FLOW RATIO. Maintain a Cash Flow Ratio of not less than 1.0 to 1 for the period of July 1, 1996 through the fiscal quarter ended September 30, 1996; for the period of July 1, 1996 through the fiscal quarter ended December 31, 1996; for the period of July 1, 1996 through the fiscal quarter ended March 31, 1997 and for the period of July 1, 1996 through the fiscal quarter ended June 30, 1997; such ratio to be measured at the end of each such fiscal quarter of the Companies, and thereafter to maintain a Cash Flow Ratio of not less than 1.1 to 1, such ratio to be measured thereafter at the end of each fiscal quarter of the Companies as an average of the four (4) most recent fiscal quarters of the Companies.

               (l) FOREIGN CORRUPT PRACTICES ACT. Comply, and cause each Affiliate to comply, and cause each officer, director, employee and agent of each Company and each Affiliate to comply, at all times with the prohibitions on certain acts and practices set forth in the Foreign Corrupt Practices Act of 1977, and any rules or regulations promulgated thereunder.

               (m) EQUAL EMPLOYMENT OPPORTUNITY. Comply, and cause each Affiliate to comply, with all applicable laws of the United States, the Commonwealth of Massachusetts, and of each other applicable jurisdiction relating to equal employment opportunity, any rules, regulations, administrative orders and Executive Orders relating thereto and the applicable terms, relating to equal employment opportunity, of any Government Contract; and keep, and cause each Affiliate to file, all reports, affirmative action plans and forms required to be filed, pursuant to any such applicable law or the terms of any such Government Contract; provided, however, any Company or any Affiliate shall not be considered to have failed to comply with the foregoing during any period that any matter relating to such Company's or such Affiliate's employment practices is being contested by such Company or such Affiliate in appropriate proceedings, or thereafter, if such Company or such Affiliate complies with any final determination issued in such proceedings.

               (n) STATUS OF NOTES AS QUALIFIED INVESTMENTS. In the event that any of the statements, information and related data provided by or on behalf of any Company or any Affiliate and relied upon by the Purchaser in determining that the Notes constitute "qualified investments" within the meaning of that term in the Capital Resource Company Act shall be put in issue in any formal or informal proceedings initiated or conducted by or on behalf of the Commonwealth of Massachusetts, each Company shall, upon reasonable notice and at its expense, provide, and, cause each Affiliate to provide, such additional information, witnesses and related data as may be reasonably necessary or appropriate to support the representations and warranties set forth in Article III.

               (o) COMPENSATION. Each Company shall pay to its management or management of any Affiliate compensation at a rate of compensation which is not in excess of that commonly paid to management in companies of similar size, of similar maturity and in similar businesses.

         4.02. NEGATIVE COVENANTS. Without limiting any other covenants and provisions hereof, the Companies, jointly and severally, covenant and agree that, as long as any of the Notes are outstanding, they will comply with and observe the following covenants and provisions, and will cause each Affiliate to comply with and observe such of the following covenants and provisions as are applicable to such Affiliate, and will not:

               (a) LIENS. Create, incur, assume or suffer to exist, or permit any Affiliate to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereinafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances:

                   (i) for taxes, assessments or governmental charges or levies on property of any Company or any Affiliate if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

                  (ii) imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business;

                 (iii) arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                  (iv) securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

                   (v) in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

                  (vi) arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

                 (vii) arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, provided, however, that no execution or levy has been made;

                (viii) described in Exhibit 3.07 which secure the Indebtedness set forth in Exhibit 3.05 and any extensions, renewals or refinancings of such Indebtedness, provided that no such lien is extended to cover other or different property of any Company or any Affiliate;

                  (ix) securing Senior Debt; and

                   (x) arising out of a purchase money mortgage or security interest or capital lease on personal property to secure the purchase price of such property (or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property), provided that such purchase money mortgage or security interest does not extend to any other or different property of any Company or any Affiliate.

               (b) INDEBTEDNESS. Create, incur, assume or suffer to exist, or permit any Affiliate to create, incur, assume or suffer to exist, any liability with respect to Indebtedness except for:

                   (i) the Notes;

                  (ii) Indebtedness for money borrowed, provided that such Indebtedness for money borrowed does not result in the Companies' failure to comply with all of the provisions of Article IV hereof;

                 (iii) Current Liabilities, other than for borrowed money, which are incurred in the ordinary course of business; and

                  (iv) Indebtedness with respect to lease obligations, provided that such lease obligations do not violate subsection 4.02(c).

               (c) LEASE OBLIGATIONS. Create, incur, assume or suffer to exist, or permit any Affiliate to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

               (d) ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. Except as contemplated under the Senior Debt, this Agreement or the Junior Subordinated Notes, assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Affiliate to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

               (e) MERGERS, SALE OF ASSETS, ETC. Merge or consolidate with, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) a material portion of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to, any Person, or permit any Affiliate to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any Affiliate may merge into or consolidate with or transfer assets to any other Affiliate,
(2) any Affiliate may merge into or transfer assets to any Company, (3) any Company may merge any Person into it or otherwise acquire such Person as long as such Company is the surviving entity, such merger or acquisition does not result in the violation of any of the provisions of this Agreement and no such violation exists at the time of such merger or acquisition, and, provided that such merger or acquisition does not result in the issuance (in one or more transactions) of common shares of in such Company representing, in the aggregate, more than twenty percent (20%) of the total outstanding common shares in such Company, on a fully diluted basis, immediately following the issuance thereof, (4) the Companies may sell assets not in the ordinary course of business in an aggregate amount not to exceed $250,000 in any fiscal year; and
(5) to the extent that there is any outstanding Senior Debt (as that term is defined in the Subordination Agreement referred to in subsection 1.09(i)), the Companies may sell, in a bona fide sale to one or more unaffiliated third parties, all of the capital stock or all or substantially all of the assets of U-Canada, Unicco Government Services, Inc. and/or Unicco Securities Services, Inc.; provided that the full net proceeds thereof are used solely to reduce the outstanding Senior Debt.

               (f) INVESTMENTS IN OTHER PERSONS. Make or permit any Affiliate to make, any loan or advance to any person (other than trade debt and advances to employees in the ordinary course of business), or purchase, otherwise acquire, or permit any Affiliate to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any Person, except:

                   (i) investments by any Company or any Affiliate in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition;

                  (ii) investments by any Company or any Affiliate in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1, by Moody's Investors Service, Inc.;

                 (iii) investments by any Company or any Affiliate in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition; and

                  (iv) loans or advances from any Affiliate to any Company.

               (g) DISTRIBUTIONS. Declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Affiliate to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"), except that the Affiliates may declare and make payment of cash and stock dividends, return capital and make distributions of assets to any Company; and, except that nothing herein contained shall prevent:

                   (i) any Company from redeeming any stock of a deceased stockholder out of insurance held by such Company on that stockholder's life, or

                  (ii) Unicco from distributing a Tax Distribution Amount to its stockholders to the extent and at the times necessary for them to pay their federal, state and local income taxes arising from their respective allocable shares of Unicco's income for periods when Unicco constitutes an "S corporation" for federal tax purposes, or

                 (iii) Unicco, USC, Inc. and Ashmont from making annual distributions to their shareholders in an amount not to exceed, in the aggregate for Unicco, USC, Inc. and Ashmont, the lesser of (x) $800,000 for the fiscal year ending June 1997, $900,000 for the fiscal year ended June 1998 and $1,000,000 for each fiscal year thereafter or (y) twenty-five percent (25%) of Excess Cash Flow for such fiscal year (based upon the financial statements delivered to the Purchaser pursuant to Section 4.03), or

                  (iv) Unicco or USC, Inc. from repurchasing shares of its capital stock owned by John C. Feitor in accordance with Unicco's or USC, Inc.'s obligations to him to purchase such shares at a price not in excess of book value upon termination of his employment, if in the case of any such transaction there does not exist at the time of such Distribution an Event of Default or an event which, but for the requirement that notice be given or time elapse or both, would constitute an Event of Default and provided that such Distribution can be made in compliance with the other terms of this Agreement.

               (h) DEALINGS WITH AFFILIATES. Except as set forth on Exhibit 3.11, enter or permit any Affiliate to enter into any transaction with any holder of 5% or more of any class of capital stock of any Company, or any member of their families or any corporation or other entity in which any one or more of such stockholders or members of their immediate families directly or indirectly holds five percent (5%) or more of any class of capital stock except in the ordinary course of business and on terms not less favorable to such Company or such Affiliate than it would obtain in a transaction between unrelated parties.

               (i) MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Sell or otherwise dispose of any shares of capital stock of any Affiliate, except to such Company or another Affiliate, or permit any Affiliate to issue, sell or otherwise dispose of any shares of its capital stock or the capital stock of any Affiliate, except to such Company or another Affiliate, provided, however, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 4.02(e).

               (j) CHANGE IN NATURE OF BUSINESS. Make, or permit any Affiliate to make, any material change in the nature of its business as carried on at the date hereof.

               (k) JUNIOR SUBORDINATED NOTES. Consent to, allow or permit any amendment, modification or waiver of any of the terms or conditions of the Junior Subordinated Notes or the subordination agreement relating thereto, nor make or permit to be made any payment of principal, interest or premium (if any) on the Junior Subordinated Notes in violation of said subordination agreement.

         4.03. REPORTING REQUIREMENTS. The Companies will furnish to each registered holder of any Note.

               (a) as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of each Company setting forth details of such Event of Default or event and the action which the Companies propose to take with respect thereto;

               (b) as soon as available and in any event within thirty (30) days after the end of each fiscal month of each fiscal year of each Company, consolidated balance sheets of such Company and its Affiliates as of the end of such fiscal month and consolidated statements of income and retained earnings and of changes in financial position of such Company and its Affiliates for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of such Company as having been prepared in accordance with generally accepted accounting principles consistently applied (excluding footnotes);

               (c) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of each Company, consolidated balance sheets of such Company and its Affiliates as of the end of such quarter and consolidated statements of income and retained earnings and of changes in financial position of such Company and its Affiliates for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of such Company as having been prepared in accordance with generally accepted accounting principles consistently applied;

               (d) as soon as available and in any event within ninety (90) days after the end of each fiscal year of each Company, a copy of the annual audit report for such year for such Company and its Affiliates, including therein consolidated balance sheets of such Company and its Affiliates as of the end of such fiscal year and consolidated statements of income and retained earnings and of changes in financial position of such Company and its Affiliates for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized standing reasonably acceptable to the Purchaser;

               (e) at the time of delivery of each monthly, quarterly and annual statement, a certificate, executed by the chief financial officer of each Company in the case of monthly and quarterly statements and each Company's independent public accountants in the case of annual statements, stating that such officer or accountants, as the case may be, has caused this Agreement and the Notes to be reviewed and has no knowledge of any default by any Company or any Affiliate in the performance or observance of any of the provisions of this Agreement or the Notes or, if such officer or accountant has such knowledge, specifying such default and the nature thereof. Each such certificate shall set forth computations in reasonable detail demonstrating compliance with the provisions of subsections 4.01(j) and (k) and subsection 4.02(b), provided that nothing in the paragraph shall be deemed to require any Companies' accountants to perform any review beyond the normal scope of their audit;

               (f) promptly upon receipt thereof, any written report submitted to any Company by independent public accountants in connection with an annual or interim audit of the books of such Company and its Affiliates made by such accountants;

               (g) prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for each Company and its Affiliates in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

               (h) promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Company or any Affiliate of the type described in Section 3.04; and

               (i) promptly after sending, making available, or filing the same, such reports and financial statements as any Company or any Affiliate shall send or make available to the stockholders of any Company or any Affiliate or the Securities and Exchange Commission and such other information respecting the business, properties or the condition or operations, financial or otherwise, of any Company or any of its Affiliates as the Purchaser may from time to time reasonably request.


                                    ARTICLE V

                                EVENTS OF DEFAULT

         5.01. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

               (a) The Companies shall fail to pay any installment of principal of any of the Notes when due; or

               (b) The Companies shall fail to pay any interest or premium on any of the Notes when due and such failure shall continue for five (5) business days; or

               (c) The Companies shall default in the performance of any covenant contained in subsections 4.01(j) or (k) or shall default for twenty
(20) days in the performance of any covenant contained in Section 4.02; or

               (d) Any representation or warranty made by any Company or any Affiliate in this Agreement or by any Company or any Affiliate (or any officers of any Company or any Affiliate) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect when made in any material respect; or

               (e) Any Company or any Affiliate shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Notes on its part to be performed or observed and any such failure remains unremedied for twenty (20) business days after written notice thereof shall have been given to Unicco by any registered holder of the Notes; or

               (f) Any Company or any Affiliate shall fail to pay any Indebtedness for borrowed money (other than as evidenced by the Notes) owing by any Company or any Affiliate (as the case may be), or any interest or premium thereon, in an amount exceeding $100,000, in the aggregate, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or the Notes) evidencing or securing or relating to any Indebtedness owing by any Company or any Affiliate, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

               (g) Any Company or any Affiliate shall be involved in financial difficulties as evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;
(vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

               (h) Any final, non-appealable judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Company or any Affiliate in excess of $250,000, in the aggregate, and such judgment, writ, or similar process shall not be released, vacated or fully bonded or satisfied within sixty (60) days after its issue or levy;

then, and in any such event, the Purchaser or any other holder of the Notes may, by notice to Unicco, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 5.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Company.

         5.02. ANNULMENT OF DEFAULTS. Section 5.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any thereof, shall have been entered, all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except the principal of the Notes which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default shall have been made good or cured, then and in every such case the holders of seventy-five percent

(75%) or more in principal amount of all Notes then outstanding may, by written instrument filed with Unicco, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.


                                   ARTICLE VI

                        DEFINITIONS AND ACCOUNTING TERMS

         6.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" means each of the Companies and "Affiliate" or "Subsidiary" means any corporation, association, joint stock company, business trust or other similar organization of which fifty percent (50%) or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by any Company or Affiliate of such Company; or any other such organization the management of which is directly or indirectly controlled by a Company or Affiliate of such Company through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which a person has a fifty percent (50%) ownership interest.

         "Agreement" means this Note Purchase Agreement as from time to time amended and in effect between the parties.

         "Asset Purchase Agreement" shall have the meaning assigned to that term in Section 3.26.

         "Asset Sellers" shall have the meaning assigned to that term in Section 3.26.

         "Capital Expenditures" means any expenditure for fixed assets, including assets being constructed (whether or not completed), leasehold improvements, capital leases under generally accepted accounting principles consistently applied, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures, including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the amount required to be capitalized in accordance with generally accepted accounting principles consistently applied for the fiscal period in question and (iii) without duplication, expenditures in or from any construction-in-process account of any Company for which such measurement is being made during the fiscal period in question.

         "Capital Resource Company Act" shall have the meaning assigned to that term in Section 1.11.

         "Cash Flow Ratio" means, for any period, Combined/Consolidated Net Income for such period plus (a) interest paid by the Companies and their Affiliates with respect to all

Indebtedness for such period, plus (b) all depreciation and amortization properly charged in such period, less (c) all capital expenditures for such period, divided by Fixed Costs for such period.

         "Code" shall have the meaning assigned to that term in Section 4.01(i).

         "Combined," "Consolidated" and "consolidating" when used with reference to any term defined herein mean that term as applied to the accounts of the Companies and their Affiliates combined or consolidated in accordance with generally accepted accounting principles.

         "Company" and "Companies" means and shall include Unicco Service Company USC, Inc., Ogden Allied Security Services, Inc. (whose name will be changed to Unicco Security Services, Inc.), Ogden Allied Eastern States Maintenance Corporation (whose name will be changed to Unicco Government Services, Inc.) and their successors and assigns.

         "Current Liabilities" means all liabilities of any corporation which would, in accordance with generally accepted accounting principles consistently applied, be classified as current liabilities of a corporation conducting a business the same as or similar to that of such corporation, including, without limitation, all rental payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards and fixed prepayments of, and sinking fund payments with respect to, Indebtedness (including Indebtedness evidenced by the Notes), which payments are required to be made within one year from the date of determination.

         "Distribution" shall have the meaning assigned to that term in Section 4.02(g).

         "EBITDA" means, for any period, Consolidated Net Income for such period plus (a) interest paid or accrued by the Companies and their Affiliates with respect to all Indebtedness for such period, (b) income and excess profit taxes for such period and all other taxes for such period which are imposed on or measured by income after deduction of interest charges and (c) all depreciation and amortization properly charged in such period.

         "ERISA" shall have the meaning assigned to that term in Section 3.10.

         "Events of Default" shall have the meaning assigned to that term in
Section 5.01.

         "Excess Cash Flow" means, in relation to any of the Companies for which such amount is being determined, the amount of combined Operating Cash Flow for such period (i) minus Interest Charges paid by such Companies in such period and
(ii) minus regularly scheduled principal payments made by such Companies in such period on or in respect of any Indebtedness for borrowed money or capital lease obligations.

         "Fixed Cost" means, for any period, the sum of all regularly scheduled payments of principal and interest for such period for Indebtedness for money borrowed by the Companies and their Affiliates.

         "Funded Debt" means, for any period, the sum of all outstanding Indebtedness for money borrowed (including, without limitation, the Indebtedness represented by the Notes) and capital lease obligations incurred by the Companies and their Affiliates, less the Shareholder Subordinated Debt.

         "Government Contract" shall have the meaning assigned to that term in
Section 3.14.

         "Indebtedness" means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon the obligor's balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation, (i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards.

         "Interest Charges" means, for any period, without duplication, all interest and all amortization of debt discount and expense (including commitment fees, balance deficiency fees and similar expenses) on any particular Indebtedness for which such calculations are being made, all as determined in accordance with generally accepted accounting principles consistently applied. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

         "Junior Subordinated Notes" shall have the meaning assigned to that term in Section 2.03(c).

         "Limited Recourse Guarantee" shall have the meaning assigned to that term in Section 2.02(a).

         "Net Income" means, for any period, the net income (or net deficit) of the Companies and their Affiliates for such period, after all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles eliminating (i) all intercompany items, (ii) all earnings attributable to equity interests in Persons that are not Affiliates unless actually received by the Companies or their Affiliates, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Indebtedness, and (iv) any increase or decrease of income arising from any change in the method of accounting for any item from that employed in the preparation of the financial statements attached hereto as Exhibit 3.08.

         "Notes" shall have the meaning assigned to that term in Section 1.01.

         "Operating Cash Flow" means, for any period, an amount equal to EBITDA for such period (i) minus all Capital Expenditures made by the Companies for which such measurement is being made during such period and (ii) minus, without double counting, the sum of (a) cash taxes on income paid by the Companies for which such measurement is being made during such period and (b) the aggregate Tax Distribution Amounts distributed by Unicco during such period.

         "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Pledge Agreement" shall have the meaning assigned to that term in
Section 2.02(b).

         "Purchaser" means and shall include not only the Massachusetts Capital Resource Company but also any other holder or holders of any of the Notes.

         "Securities Act" means the Securities Act of 1933 or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities
Act) thereunder, all as the same shall be in effect at the time.

         "Senior Debt" shall have the meaning assigned to that term in Section 1.09(h).

         "Shareholder Subordinated Debt" means the separate Subordinated Promissory Notes in the aggregate original principal amount of $3,000,000 and bearing interest at fifteen percent (15%) per annum, with no scheduled cash interest or principal payments due until October 1, 2001, issued by Unicco to each of the shareholders pursuant to Section 2.03(a)(iii).

         "Tax Distribution Amount" means, for any period, an amount equal to the minimum amount sufficient to cover payment of the expected federal, state and local income taxes attributable to the ownership of Unicco's capital stock, based on the highest federal, state and local income tax rates that could be applicable to any holder of such capital stock for such period, and taking into consideration the deduction of any income tax in computing another income tax that could be applicable to any holder of such capital stock, as determined through the end of the period in question.

         6.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in preparation of the financial statements delivered to the Purchaser pursuant to Section 3.08, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with such principles.


                                   ARTICLE VII

                                  MISCELLANEOUS

         7.01. NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of the Purchaser, or any other holder of the Notes in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         7.02. AMENDMENTS, WAIVERS AND CONSENTS. Any provision in this Agreement the Notes to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Companies shall obtain consent thereto in writing from the holder or holders of at least seventy-five percent (75%) in principal amount of all Notes then outstanding; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note, without the consent of the holder thereof, or to reduce the percentage of the Notes the consent of the holders of which is required under this Section. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Companies to any holders who did not execute the same.

         7.03. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or telegraphed or delivered to the applicable party at the addresses indicated below:

         If to the Companies or any one of them:

                 c/o Unicco Service Company
                 4 Copley Place
                 Boston, Massachusetts 02116
                 Attention:  Chairman and Chief Executive Officer

         With a copy to:

                 Posternak, Blankstein & Lund, L.L.P.
                 100 Charles River Plaza
                 Boston, Massachusetts 02114
                 Attention:  Noel G. Posternak, P.C.

         If to the Purchaser:

                 Payments should be mailed to:

                 Massachusetts Capital Resource Company
                 P. O. Box 3707
                 Boston, Massachusetts  02241
                 and all other deliveries and other communications made at or sent to:

                 Massachusetts Capital Resource Company
                 420 Boylston Street
                 Boston, Massachusetts  02116
                 Attention:  President

         If to any other holder of the Notes: at such holder's address for notice as set forth in the register maintained by Unicco, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or telegraphed, respectively, be effective (i) three (3) days after mailing, (ii) one (1) day after delivery to Federal Express or other recognized courier and (iii) on receipt after faxing, addressed as aforesaid.

         7.04. COSTS, EXPENSES AND TAXES. The Companies agrees to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement, the Notes and other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of Testa, Hurwitz & Thibeault, LLP, counsel for the Purchaser, with respect thereto, as well as the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts reasonably retained by the Purchaser in connection with the amendment or enforcement of this Agreement, the Notes and other instruments and documents to be delivered hereunder or thereunder. In addition, the Companies shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes and the other instruments and documents to be delivered hereunder or thereunder and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

         7.05. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Companies and the Purchaser and their respective successors and assigns, except that no Company shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

         7.06. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement, the Notes, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and the making of the loans.

         7.07. PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

         7.08. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         7.09. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

         7.10. HEADINGS. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         7.11. SEALED INSTRUMENT. This Agreement is executed as an instrument under seal.

         7.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

         7.13. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Purchaser, each Company and each Affiliate shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Notes.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                            UNICCO SERVICE COMPANY


                            By /s/ Steven C. Kletjian
                              --------------------------------------------------
                                Steven C. Kletjian, Chairman and Chief Executive Officer


                            USC, INC.


                            By /s/ Steven C. Kletjian
                              --------------------------------------------------
                                Title: President


                            UNICCO SECURITY SERVICES, INC.


                            By /s/ Steven C. Kletjian
                              --------------------------------------------------
                                Title: authorized signatory


                            UNICCO GOVERNMENT SERVICES, INC.


                            By /s/ Steven C. Kletjian
                              --------------------------------------------------
                                Title: President

                                                                    EXHIBIT 10.8


                               FIRST AMENDMENT TO
                             NOTE PURCHASE AGREEMENT


      This Amendment (the "Amendment") is made on this 17th day of October, 1997, by and between UNICCO SERVICE COMPANY, a Massachusetts business trust ("UNICCO"), USC, INC., a Massachusetts corporation, UNICCO SECURITY SERVICES, INC., a Delaware corporation, and UNICCO GOVERNMENT SERVICES, INC., a Delaware corporation, with their principal place of business at Four Copley Place, Boston, Massachusetts 02116 (individually a "Company" and collectively the "Companies") and MASSACHUSETTS CAPITAL RESOURCE COMPANY, a Massachusetts special purpose limited partnership with a principal place of business at 420 Boylston Street, Boston, Massachusetts 02116 (the "Purchaser").

      WHEREAS, the Companies and the Purchaser are parties to a Note Purchase Agreement dated as of June 28, 1996 (the "Agreement"), pursuant to which the Companies issued to the Purchaser and the Purchaser acquired the Companies' Promissory Note due September 30, 2001 in the original principal amount of $5,000,000 (the "Note");

      WHEREAS, the Companies are in the process of refinancing their existing senior indebtedness and desire to amend the Agreement to modify certain covenants set forth in the Agreement and to make other changes required in conjunction with such refinancing, all as more particularly hereinafter set forth;

      WHEREAS, the Purchaser, which has been and continues to be the holder of the Note, is agreeable to amending the Agreement on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, the Companies, jointly and severally, and the Purchaser, hereby agree as follows:

      A. Amendments to the Agreement. The Agreement is hereby amended as follows:

      1. Section 1.09. of the Agreement is hereby amended by deleting subsection (i) in its entirety and inserting the following in lieu thereof:

            "(i) SUBORDINATION AGREEMENT. Notwithstanding this Section 1.09, the terms and conditions of that certain Subordination Agreement dated as of June 28, 1996, as amended, by and among the Purchaser, the Companies and BankBoston, N.A., shall be deemed to supersede and replace all the provisions of this Section 1.09 for long as such Subordination Agreement shall be in full force and effect."

      2. Section 4.01. of the Agreement is hereby amended by deleting subsections (j) and (k) thereof in their entirety.

      3. Section 4.02. of the Agreement is hereby amended by deleting subsection (b) thereof in its entirety and inserting the following in lieu thereof:

            "(b)  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK.

            (i) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") or permit any Affiliate which is a Restricted Subsidiary to incur any Indebtedness (including Acquired Debt) and that UNICCO will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock (other than to UNICCO or to another Restricted Subsidiary) provided, however, that the Companies and their Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Companies and their Restricted Subsidiaries may issue preferred stock if the Fixed Charge Coverage Ratio for UNICCO's most recently ended four full fiscal quarters for which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued at the beginning of such four-quarter period.

            (ii) The provisions of Section 4.02.(b)(i) will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

                  (A) the incurrence by the Companies or their Restricted Subsidiaries of Indebtedness under the Credit Facility; in an aggregate amount not to exceed at any time outstanding the greater of (a) $45.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), and
      (b) 60% of the Companies' and their Restricted Subsidiaries' accounts receivable (net of reserves), as shown on the Companies' most recent consolidated balance sheets;

                  (B) the incurrence by UNICCO of Indebtedness represented by the Senior Subordinated Notes and the Senior Subordinated Note Indenture;

                  (C) the incurrence by the Companies of the Existing Indebtedness;

                  (D) the incurrence by the Companies or any of their Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the proceeds of which are used to refund, refinance or replace Indebtedness that was permitted to be incurred by Section 4.02.(b)(i), or by clauses
      (B) through (I) of this Section 4.02.(b)(ii).

                  (E) the incurrence of Indebtedness between or among the Companies and any of their Wholly Owned Restricted Subsidiaries; provided, however, that (a) if any of the Companies is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations with respect to the Senior Subordinated Notes, and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Companies or a Wholly Owned Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not a Company or a Wholly Owned Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by a Company or such Restricted Subsidiary, as the case may be;

                  (F) the incurrence by the Companies or any of their Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement, as amended, to be outstanding;

                  (G) the incurrence by the Companies or any of their Restricted Subsidiaries of additional Indebtedness in an aggregate amount not exceed $10 million at any time outstanding;

                  (H) the guarantee by the Companies or any of their Restricted Subsidiaries of Indebtedness that was permitted to be incurred by another provision of this covenant; and

                  (I) Indebtedness of a Receivables Subsidiary that is not recourse to the Companies or any of their Restricted Subsidiaries (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction.

            For purposes of determining compliance with this Section 4.02.(b), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in subsections (A) through (I) above or is entitled to be incurred pursuant to Section 4.02.(b)(i), the Companies shall, in their sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.02.(b) and such item of Indebtedness will be treated as having been incurred pursuant to only one of such subsections. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant."

      4. Section 4.02.(g) of the Agreement is hereby amended by deleting subclauses (iii) and (iv) thereof in their entirety, and inserting in lieu thereof the following:

            "(iii) making any other Restricted Payment as defined in and permitted pursuant to the terms and provisions of the Senior Subordinated Note Indenture as in effect on the date of the Amendment."

      5. Section 4.02.(i) of the Agreement is hereby amended by adding at the end thereof the following:

            "nor prevent or restrict UNICCO from selling or issuing Equity Interests in UNICCO."

      6. Section 4.02. of the Agreement is hereby amended by deleting subsection (k) in its entirety.

      7. Section 6.01. of the Agreement is hereby amended by deleting in its entirety the following definitions therefrom: Cash Flow Ratio, Current Liabilities, EBITDA, Excess Cash Flow, Fixed Costs, Funded Debt, Indebtedness, Interest Charges, Junior Subordinated Notes, Net Income, Operating Cash Flow and Shareholder Subordinated Debt and by inserting the following definitions in the appropriate alphabetical order in such subsection:

            "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a lien encumbering any asset acquired by such specified Person.

            "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of services and ancillary products in the ordinary course of business consistent with past practices, and (ii) the issue or sale by UNICCO or any of its Subsidiaries of Equity Interests of any of UNICCO's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing:
            (i) a transfer of assets by UNICCO to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to UNICCO or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to UNICCO or to another Wholly Owned Restricted Subsidiary, (iii) a Restricted Payment that is permitted by Section 4.02(g) hereof, and (iv) the sale of accounts receivable and related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary or by a Receivables Subsidiary in connection with a Qualified Receivables Transaction will not be deemed to be Asset Sales.

            "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

            "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, (ii) provision for taxes based on income or profits and, without duplication, the Tax Distribution Amount for such period, (iii) consolidated interest expense whether paid or accrued and whether or not capitalized (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), excluding, however, amortization or write-off of debt issuance costs, (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and (v) any non-cash compensation expense resulting from compensation paid in Equity Interests of the Companies, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

            "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Companies or any of their Restricted Subsidiaries.

            "Credit Facility" means the Amended and Restated Revolving Credit Agreement of UNICCO and certain of its subsidiaries dated the date hereof, including any guarantees and security therefor, as amended, restated, modified, renewed, refunded, replaced, substituted, restructured or refinanced in whole or in part from time to time (including, without limitation, any successive amendments, restatements, extensions, modifications, renewals, refundings, replacements, substitutions, restructurings or refinancings of the foregoing), whether with the Companies or with one or more of their Subsidiaries, and whether with the present lenders or any other lenders.

            "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Existing Indebtedness" means Indebtedness in existence on the date of the Amendment, until such Indebtedness is repaid.

            "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net payments (if any) pursuant to Hedging Obligations), excluding, however, amortization or write-off of debt issuance costs, (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or lien is called upon), and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred equity of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of UNICCO or to UNICCO or any Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of UNICCO for so long as it is treated as an "S corporation" or a partnership for federal income tax purposes, the combined federal, state and local statutory tax rate used to calculate the Tax Distribution Amount), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

            "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that UNICCO or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred equity, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by UNICCO or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period (giving effect to any pro forma expense and cost reductions) and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
            (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referenced Person or any of its Restricted Subsidiaries following the Calculation Date.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

            "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

            "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and
            (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

            "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) up to the value of the collateral and (iii) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. Notwithstanding the foregoing, Indebtedness shall not include payment, performance or surety bonds or standby letters of credit issued in the ordinary course of business.

            "Net Income" means, with respect to any Person, (i) the net income
            (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred equity, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss), minus (ii) in the case of UNICCO for so long as it is treated as an "S corporation" or a partnership for federal income tax purposes, the Tax Distribution Amount for such period, excluding, however, any Tax Distribution Amount attributable to any gain referred to in clause (i)(a) or (b) above.

            "Net Proceeds" means the aggregate cash proceeds received by the Companies or any of their Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any severance, termination, closing or relocation or similar expenses incurred as a result thereof, taxes or Tax Distribution Amounts paid or payable as a result thereof

            (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

            "Non-Recourse Debt" means Indebtedness: (i) as to which neither the Companies nor any of their Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Senior Subordinated Notes) of the Companies or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Companies or any of their Restricted Subsidiaries.

            "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

            "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Companies or any Subsidiary of the Companies in connection with a Qualified Receivables Transaction.

            "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Companies or any Subsidiary of the Companies pursuant to which the Companies or any Subsidiary of the Companies may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Companies or any Subsidiary of the Companies) and (ii) any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Companies or any Subsidiary of the Companies, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

            "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Companies, which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of UNICCO as a Receivables Subsidiary (i) no portion of the Indebtedness or any other Obligations of which (a) is guaranteed by the Companies or any other Restricted Subsidiary of the Companies (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (b) is recourse to or obligates the Companies or any other Restricted Subsidiary of the Companies in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Companies or any other Restricted Subsidiary of the Companies, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (ii) with which neither the Companies nor any other Restricted Subsidiary of the Companies has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Companies or such other Restricted Subsidiary of the Companies than those that might be obtained at the time from persons that are not Affiliates of the Companies, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (iii) to which neither the Companies nor any other Restricted Subsidiary of the Companies has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

            "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person, other than UNICCO Finance Corp., that is not an Unrestricted Subsidiary.

            "Senior Subordinated Notes" means notes in the aggregate principal amount of $105 million, maturing on October 15, 2007 and issued on the date hereof pursuant to the Senior Subordinated Note Indenture.

            "Senior Subordinated Note Indenture" means the Senior Subordinated
            Note Indenture dated as of the date hereof by and between UNICCO, UNICCO Finance Corp., the guarantors party thereto and State Street Bank and Trust Company as Trustee, providing for the issuance of the Senior Subordinated Notes.

            "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Companies or any Subsidiary of the Companies which are reasonably customary in an accounts receivable transaction.

            "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and
            (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

            "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors or Board of Trustees as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Companies or any Restricted Subsidiary of the Companies unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Companies or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Companies; (c) is a Person with respect to which neither the Companies nor any of their Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Companies or any of their Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Companies or any of their Restricted Subsidiaries.

            "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

      B. Representations and Warranties. Each of the Companies jointly and severally represent and warrant to the Purchaser as follows:

            1. Representations and Warranties. The representations and warranties of the Companies contained in Article III of the Agreement were true and correct in all material respects when made. Except (i) to the extent that such representations and warranties expressly relate to a specific date or were based on facts which have changed in the ordinary course of business, which changes either singly or in the aggregate, have not been materially adverse, and (ii) as set forth in Exhibit I hereto, the representations and warranties contained in Article III of the Agreement, after giving effect to the Amendment, are true and correct on the date hereof.

            2. Enforceability. The execution and delivery by each of the Companies of the Amendment, and the performance by each of the Companies of the Amendment and the Agreement, as amended hereby, are within the authority of such Person and have been duly authorized by all necessary proceedings. The Amendment and the Agreement, as amended hereby, are valid and legally binding obligations of each of the Companies, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights in general.

            3. No Default. No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will exist after the execution and delivery of the Amendment.

            4. Other Agreements. The execution and delivery by each of the Companies of the Amendment, and the performance by each of the Companies of the Amendment and the Agreement, as amended hereby, will not conflict with, or result in a breach of any term, condition or provision of, or constitute a default under, such Company's trust agreement, charter or by-laws as presently in effect or any other agreement, trust, deed, indenture, mortgage or other instrument to which such Person is a party or by which such Person or any of the property of such Person is bound or affected.

      C.    Ancillary Matters.

            1. Notwithstanding anything to contrary set forth in the Agreement, or in any Subordination Agreement to which the Companies and the Purchaser are parties, the Purchaser hereby consents and agrees to, and hereby authorizes the Companies to, pay or redeem in full the Junior Subordinated Notes and the Shareholder Subordinated Debt out of the proceeds of the Credit Facility, as amended this date, and the Senior Subordinated Notes.

            2. The Purchaser hereby consents and agrees to the issuance and guarantee of the Senior Subordinated Notes, the reorganization of the Companies pursuant to which the shareholders of USC, Inc. will contribute their shares of capital stock of USC, Inc. to UNICCO, and the amendment of the Credit Facility, all on the terms proposed to the Purchaser on or prior to the date hereof.

            3. The Purchaser hereby agrees to terminate (i) the Limited Recourse Guaranty by Steven C. Kletjian dated as of June 28, 1996 (the "Kletjian Guaranty"), and (ii) the Pledge Agreement with Steven C. Kletjian dated as of June 28, 1996, relating to a second priority pledge and recourse in certain stock of Ashmont Insurance Company, Limited (the "Ashmont Shares"), and the Purchaser consents to the return of the original Kletjian Guaranty and the release of any pledge of the Ashmont Shares.

            4. The Companies hereby agree to pay, or reimburse the Purchaser for, the Purchaser's reasonable legal fees and expenses incurred in connection with the drafting and negotiation of the Amendment.

      D.    Miscellaneous Provisions.

            1. Except as otherwise expressly provided by the Amendment, all of the terms, conditions and provisions of the Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Agreement, as amended hereby, is and shall continue in full force and effect, and that the Amendment and Agreement shall be read and construed as one instrument.

            2. The Amendment is intended to take effect as an agreement under seal and shall be construed according to and governed by the laws of the Commonwealth of Massachusetts.

            3. The Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of the Amendment it shall not be necessary to produce or account for more than one counterpart singed by each party hereto by and against which enforcement hereof is sought.

            4. BankBoston, N.A. in its capacity as Agent and lender under the Credit Facility, shall be entitled to rely on the Amendment as a third party beneficiary hereof.

            IN WITNESS WHEREOF, the parties have executed the Amendment as of the date first above written.

                                    UNICCO SERVICE COMPANY


                                    BY /S/ GEORGE A. KECHES
                                      ----------------------------
                                    TITLE CFO and Treasurer


                                    USC, INC.


                                    BY /s/ George A. Keches
                                      ----------------------------
                                    TITLE Treasurer


                                    UNICCO SECURITY SERVICES, INC.


                                    BY /s/ George A. Keches
                                      ----------------------------
                                    TITLE Authorized Signatory


                                    UNICCO GOVERNMENT SERVICES, INC.


                                    BY /s/ George A. Keches
                                      ----------------------------
                                    TITLE Treasurer


                                    MASSACHUSETTS CAPITAL RESOURCE COMPANY

                                    BY /s/ Richard Anderson
                                      ----------------------------
                                    TITLE Senior Vice President